Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ACM Research, Inc.

42307 Osgood Road, Suite I

Fremont, California 94539

United States

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of ACM Research, Inc. (the “Company”) of our report dated March 1, 2022 except for the effects of the common stock split discussed in Notes 1 and 2 to the consolidated financial statements of the Company, as to which the date is March 1, 2023, relating to the consolidated financial statements of the Company, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

March 18, 2024